Exhibit 99.1

May 10, 2021

COMPANY CONTACT:
FutureFuel Corp.
Tom McKinlay
(314) 854-8352 www.futurefuelcorporation.com

FutureFuel Corp. Declares Special Cash Dividend

CLAYTON, Mo. (May 10, 2021) – FutureFuel Corp. (NYSE: FF) (“FutureFuel”), a manufacturer of custom and performance chemicals and biofuels, today announced that it had declared a special cash dividend of $2.50 per share on its common stock, with a record date of May 21, 2021 and a payment date of June 4, 2021.

About FutureFuel

FutureFuel is a leading manufacturer of diversified chemical products, specialty chemical products, and biofuel products. In its chemicals business, FutureFuel manufactures specialty chemicals for specific customers (“custom chemicals”) as well as multi-customer specialty chemicals (“performance chemicals”). FutureFuel’s custom chemicals product portfolio includes a bleach activator for a major detergent manufacturer, proprietary herbicide and intermediates for major life sciences companies, and chlorinated polyolefin adhesion promoters and antioxidant precursors for a major chemical company. FutureFuel’s performance chemicals product portfolio includes polymer (nylon) modifiers and several small-volume specialty chemicals for diverse applications. FutureFuel’s biofuels segment primarily produces and sells biodiesel to its customers. Please visit www.futurefuelcorporation.com for more information.

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